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                                                                     EXHIBIT 3.1

                         [FORM OF AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                     SPECIALTY PRODUCTS & INSULATION CO.]


          1.   Name.  The name of the corporation (hereinafter referred to as
               ----
the "Company") is Specialty Products & Insulation Co.

          2.   Registered Agent.  The Company's registered office in the
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Commonwealth is c/o CT Corporation.  The registered office of CT Corporation shall be deemed for venue and official publication purposes to be located in the County of Lancaster, Pennsylvania.

          3.   Corporate Powers.  The Company is incorporated under the
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provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the
"PBCL"). The Company shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the PBCL.

          4.   Term.  The term for which the Company is to exist is perpetual.
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          5.   Capital Stock.  The aggregate number of shares of capital stock
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which the Company shall have authority to issue is [thirty million] shares divided into two classes, consisting of (i) [fifteen million] shares of Preferred Stock, par value $.01 (the "Preferred Stock") and (ii) [fifteen million] shares of Common Stock, par value $.01 (the "Common Stock").

          The following is a statement of the designations, voting rights, preferences, limitations, and the special rights granted to or imposed upon the shares of each such class:

     A.   Preferred Stock.
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          (a)  Issues in Series.  Preferred stock may be issued from time to
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time in one or more series, each such series to have the terms stated herein and in the resolution of the Board of Directors providing for its issue. All shares of any one series of Preferred Stock shall be identical, but shares of different series of Preferred Stock need not rank equally or be identical except insofar as provided by law.

          (b)  Creation of Series.  The Board of Directors shall have authority
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by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series, prior to the issuance of any shares of the series to which such resolution relates:

          (i) the distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;
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          (ii)   the dividend rate and the times of payment of dividends on the shares of the series, whether dividends shall be cumulative, and, if so, form what date or dates;

          (iii) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Company;

          (iv) whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

          (v) whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof; if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (vi) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company;

          (vii) whether or not the shares of the series shall have priority over or parity with or be junior to the shares of any other series or class in any respect or shall be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on, or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restrictions;

          (viii) whether the series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights; and

          (ix) any other designations, voting rights, preferences, limitations, or special rights of that series.

     B.   Common Stock.
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          (a)    Dividends.  Holders of Common Stock shall be entitled to
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receive such dividends as may be declared by the Board of Directors, except that the Company will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the Company is in default with respect to any dividend due and payable on, or any sinking or purchase fund requirement relating to, any shares of Preferred Stock senior in right to the Common Stock.
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          No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

          (b)  Distribution of Assets.  In the event of voluntary or involuntary
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liquidation, dissolution, distribution of assets or winding up of the Company, holders of Common Stock shall be entitled to receive pro rata on a share for share basis (irrespective of series) all of the remaining assets of the Company available for distribution to its stock after all amounts to which the holders of Preferred Stock senior in right to the Common Stock are entitled have been paid or set aside in cash for payment.

          (c)  Voting Rights.  The Common Stock shall vote as a single class on
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all matters.  Except as otherwise required by law or provided in any certificate creating any series of Preferred Stock, the holders of Common Stock shall be entitled to one vote for each share thereof held.

          6.   Directors.  (a)  Number, Election and Term.  The authorized
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number of Directors of the Company shall be not less than five (5) nor more than fifteen (15) and the Board of Directors may, within the limits specified by this paragraph and subject to the provisions of the Company's By-laws, increase or decrease the exact number of Directors from time to time by resolution duly adopted by such Board. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. The Directors shall be classified in respect to the time for which they shall severally hold office by dividing them into three classes, each to be as nearly equal in number as possible.

          Each Director shall be elected for a term ending on the date of the third annual meeting of shareholders following the annual meeting of shareholders at which such Director was elected. At the annual meeting of shareholders held in 1998, one class shall be originally elected for a term expiring at the annual meeting of shareholders to be held in 1999, another class shall be originally elected for a term expiring at the annual meeting of shareholders to be held in 2000, and another class shall be originally elected for a term expiring at the annual meeting of shareholders to be held in 2001, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the shareholders of the Company, the successors of the class of Directors whose term expires at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

          (b)  Vacancies.  Vacancies in the Board of Directors, including
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vacancies resulting from an increase in the number of Directors, shall be filled by a majority of the Directors then in office, though less than a quorum, and each person so elected shall be a Director to serve for the balance of the unexpired term and until his successor is duly elected and qualified.
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          (c)  Removal.  The entire Board of Directors, or any class of the
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Board, or any individual Director may be removed from office by the vote of shareholders entitled to vote thereon only for cause. The amendment or repeal of this provision shall not apply to any incumbent Director during the balance of term for which he was elected.

          (d)  Cumulative Voting.  Shareholders shall not have cumulative voting
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rights in the election of Directors.

          (e)  Inapplicability of Certain Directors Fiduciary Duty Provisions.
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The provisions of Section 1715 (and to the extent applicable, Section 515) of the PBCL shall not be applicable to the Company.

          7.   Opt-out.  Subchapters C, D, E, F, G and H of Chapter of 25 of the
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PBCL shall not be applicable to the Company./1/

          8.   Amendment.  The Company reserves the right, from time to time, to
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amend, alter or repeal any provision contained in these Restated Articles of
Incorporation in the manner now or hereafter provided by statute for the amendment of articles of incorporation.

_________________

/1/ SPI will have to approve ECP's acquisition of Shares for purposes of Subchapter F of Chapter 25 of PBCL.